Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of the
      Alltel Corporation 401(k) Plan

We hereby consent to the incorporation by reference in Alltel Corporation’s Registration Statement on Form S-8 (333-116053) of our report dated June 15, 2006, with respect to the statements of net assets available for benefits of the Alltel Corporation 401(k) Plan as of December 31, 2005 and 2004, the related statement of changes in net assets for benefits for the year ended December 31, 2005 and the related supplemental schedule as of December 31, 2005, which are included in this December 31, 2005 annual report (Form 11-K) of the Alltel Corporation 401(k) Plan.

/s/ Moore Stephens Frost
Certified Public Accountants

Little Rock, Arkansas
June 23, 2006